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                                                                    EXHIBIT 5(c)



                     WORSHAM, FORSYTHE & WOOLDRIDGE, L.L.P.
                        Attorneys and Counselors At Law
                  Energy Plaza - 1601 Bryan Street, 33rd Floor
                              Dallas, Texas 75201



                                 March 6, 1998



Texas Utilities Company
Energy Plaza
1601 Bryan Street
Dallas, Texas 75201


Ladies and Gentlemen:

     Referring to Amendment No. 1 to the Registration Statement on Form S-4 (Registration No. 333-47135) to be filed by Texas Utilities Company ("Company") on or about the date hereof with the Securities and Exchange Commission ("Commission") under the Securities Act of 1933, as amended, for the registration of up to 41,368,470 shares of common stock, without par value ("Stock"), to be issued by the Company in connection with the Company's offer ("Offer") to acquire all the outstanding ordinary shares and American Depositary Securities of Energy Group PLC ("Energy Group Securities"), we are of the opinion that:

                 1. The Company is a corporation validly organized and existing under the laws of the State of Texas.

                 2. All necessary action on the part of the Company's Board of Directors with respect to the issuance of the Stock and the exchange of shares of Stock for Energy Group Securities pursuant to the Offer has been taken.

                 3. The Stock to be issued by the Company will be validly issued, fully paid and non-assessable when it shall have been issued and exchanged for the consideration contemplated in the Offer.